Filed pursuant to
                                                                  Rule 424(b)(3)
                                                               Registration Nos.
                                                                   333-06199 and
                                                                       333-34019
                                                                  Gum Tech, Inc.


                    SUPPLEMENT NO. 1 DATED DECEMBER 10, 1997
                        TO PROSPECTUS DATED JUNE 18, 1996


     This Prospectus Supplement supplements information contained in that certain Reoffer Prospectus of Gum Tech International, Inc. (the "Company") dated June 18, 1996 (the "Prospectus") relating to the potential sale from time to time of up to 1,500,000 shares of the Company's Common Stock issuable upon exercise of stock options authorized under the Gum Tech International, Inc. Stock Option Plan (the "Plan"). This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with the Prospectus, including any amendments or supplements thereto. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

     The number of shares to which the Reoffer Prospectus relates is increased from 1,500,000 to 2,000,000 shares.

     The following tables replace Tables I and II in the Prospectus set forth under the caption "Selling Stockholders." The new tables reflect sales made by the Selling Stockholders named in the Prospectus, omits those people that are no longer officers, directors or principal stockholders of the Company, and adds those people that became officers, directors and principal stockholders of the Company subsequent to the filing of the Prospectus. Table I lists the names of officers, directors and principal stockholders that may be Selling Stockholders from time to time in the future, along with the number of shares issuable to them upon exercise of options. The total number of shares held by each such individual and the percent of all outstanding shares represented by such ownership are set forth in Table II below. The number of shares which may be sold by such individuals from time to time will be updated in supplements to this Prospectus, which will be filed with the Securities and Exchange Commission in accordance with Rule 424(b) under the Securities Act of 1933, as amended.

                                     TABLE I



                                         Total Number            Exercise
Name of Selling Stockholder            of Options Issued            Price
---------------------------            -----------------            -----

Richard Bernstein                           30,000                  $6.13
Richard Bernstein                            9,000                 $10.75
Jeffrey L. Bouchy                           60,000                  $6.13
Jeffrey L. Bouchy                            9,000                 $10.75
John E. Epert                               20,000                  $1.80
Shanna Gallo                                30,000                  $6.13
Shanna Gallo                                 9,000                 $10.75
Les Goldstein                               50,000                  $6.13
Les Goldstein                               20,000                 $10.75
Arthur Harding                              10,000                  $6.00
Arthur Harding                              20,000                  $6.13
Bruce Jorgensen                             20,000                 $11.44
Roy Kaplan                                  10,000                  $6.00
Roy Kaplan                                  40,000                  $6.13
Cecile Kehoe                                10,000                 $10.75
Gary S. Kehoe                               50,000                  $2.00
Gary S. Kehoe                              100,000                  $6.13
Gary S. Kehoe                               88,000                 $10.75
Gerald N. Kern(1)                          100,000                  $6.00
Gerald N. Kern                             250,000                  $6.13
Gerald N. Kern                             156,500                 $10.75
Jack Kessler                                20,000                 $11.44
Robert Kwait                                20,000                  $6.38
William Meris                               20,000                  $6.13
Paul Peckman                                20,000                 $11.44
Richard Ratcliff(1)(2)                     364,000                  $1.50
--------------------------------------------------------------------------------
(1) Includes 50,000 shares of the Company's Common Stock underlying an option granted by Mr. Ratcliff to Gerald N. Kern, the Company's Chairman and Chief Executive Officer.
(2) This Prospectus also covers 20,000 shares of Common Stock issued to Mr. Ratcliff, a director of the Company, upon exercise of options under the Plan and options to purchase 78,000 shares of Common Stock transferred by Mr. Ratcliff to his children.

                                    TABLE II


                                                        Percent of Class of
                                       Amount of               Shares
Name of Selling Stockholder           Shares Owned           Outstanding(1)
---------------------------           ------------           --------------

Richard Bernstein(2)                     43,000                    *
Jeffrey L. Bouchy(3)                    105,000                   1.8%
John E. Epert(4)                        103,160                   1.8%
Shanna Gallo(5)                          40,450                    *
Les Goldstein(6)                         70,010                   1.2%
Arthur Harding(7)                        30,000                    *
Bruce Jorgensen(8)                      177,700                   3.0%
Roy Kaplan(9)                            50,000                    *
Gary S. Kehoe(10)                       278,000                   4.6%
Cecile Kehoe(11)                         10,000                    *
Gerald N. Kern(12)                      506,500                   8.0%
Jack Kessler(13)                         20,000                    *
Robert Kwait(14)                         20,000                    *
William Meris(15)                        21,500                    *
Paul Peckman(16)                         20,000                    *
Richard Ratcliff(17)                    423,000                   6.8%

*Less than one percent.

(1) Percentage ownership for each person is based on 5,856,460 shares of Common Stock outstanding plus all the options owned by the respective Selling Stockholder.
(2) Includes options to purchase 30,000 shares at $6.13 until December 30, 1999 and options to purchase 9,000 shares at $10.75 per share until September 23, 2000 (which options vest in two equal installments on September 23, 1998 and 1999).
(3) Includes options to purchase 60,000 shares at $6.13 until December 30, 1999 and options to purchase 9,000 shares at $10.75 per share until September 23, 2000 (which options vest in two equal installments on September 23, 1998 and 1999).
(4)  Includes options to purchase 20,000 shares at $1.80 until April 7, 1998.
(5) Includes options to purchase 30,000 shares at $6.13 until December 30, 1999 and options to purchase 9,000 shares at $10.75 per share until September 23, 2000 (which options vest in two equal installments on September 23, 1998 and 1999).
(6) Includes options to purchase 50,000 shares at $6.13 until December 30, 1999 and options to purchase 20,000 shares at $10.75 per share until September 23, 2000 (which options vest in two equal installments on September 23, 1998 and 1999).
(7) Consists of options to purchase 10,000 shares at $6.00 until April 30, 1999 and options to purchase 20,000 shares at $6.13 until December 30, 1999.

(8) Includes options to purchase 20,000 shares at $11.44 until June 13, 2000. These options vests in two equal annual installments commencing on June 13, 1998.
(9) Includes options to purchase 10,000 shares at $6.00 until April 30, 1999 and options to purchase 40,000 shares at $6.13 until December 30, 1999.
(10) Includes options to purchase 50,000 shares at $2.00 until June 1, 1998, options to purchase 100,000 shares at $6.13 until December 30, 1999 and options to purchase 88,000 shares at $10.75 per share until September 23, 2000 (which options vest in two equal installments on September 23, 1998 and 1999), but does not include 10,000 shares of Common Stock beneficially owned by Cecile Kehoe, an employee of the Company and the wife of Mr. Kehoe.
(11) Includes options to purchase 10,000 shares at $10.75 per share until September 23, 2000 (which options vest in two equal installments on September 23, 1998 and 1999), but does not include 278,000 shares of Common Stock beneficially owned by Mrs. Kehoe's husband, Gary S. Kehoe, an executive officer and director of the Company.
(12) Includes options to purchase 50,000 shares at $6.00 until August 14, 1999, options to purchase 250,000 shares at $6.13 until December 30, 1999, and options to purchase 156,500 shares at $10.75 per share until September 23, 2000 (which options vest in two equal installments on September 23, 1998 and 1999). Also includes an option granted to Mr. Kern by from Mr. Ratcliff to purchase 50,000 shares at $6.00 that is exercisable between February 1 and February 28, 1998 so long as Mr. Kern is employed by the Company at such time.
(13) Consists of options to purchase 20,000 shares at $11.44 until June 13, 2000. These options vests in two equal annual installments commencing on June 13, 1998.
(14) Consists of options to purchase 20,000 shares at $6.38 until January 3, 2000. These options vests in two equal annual installments commencing on January 3, 1998.
(15) Includes options to purchase 20,000 shares at $6.13 until August 14, 1999.
(16) Consists of options to purchase 20,000 shares at $11.44 until June 13, 2000. These options vests in two equal annual installments commencing on June 13, 1998.
(17) Includes options to purchase 364,000 shares at $1.50 until March 24, 1998, of which options to purchase 78,000 shares of Common Stock were transferred to Mr. Ratcliff's children.

     Unless otherwise indicated, the address of each Selling Stockholder is the same as the Company's address. All shares listed above for sale represent shares issued or issuable upon exercise of options under the Plan. As of December 9, 1997, 296,000 shares have been issued upon exercise of options granted under the Plan and 1,704,000 are issuable upon exercise of options granted under the Plan.

          The date of this Prospectus Supplement is December 10, 1997.